Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference, in Registration Statement Nos. 333-150066 and 333-167914, on Form S-8, of our report dated March 10, 2011, relating to the consolidated financial statements of InfuSystem Holdings, Inc. and subsidiaries appearing in the Annual Report on Form 10-K of InfuSystem Holdings, Inc. for the year ended December 31, 2010.

/S/ DELOITTE & TOUCHE LLP

Detroit, Michigan

March 10, 2011